SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
(Amendment No. ___)
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
Cleveland-Cliffs Inc

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1464672

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114-2544

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Share Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
     On October 8, 2008, the Board of Directors of Cleveland-Cliffs Inc (the “Company”) declared a dividend distribution of one right (a “Right”) for each Common Share, par value $0.125 per share (the “Common Shares”), of the Company outstanding at the close of business on October 29, 2008 (the “Record Date”), pursuant to the terms of a Rights Agreement, dated as of October 13, 2008 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A. as rights agent. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company’s treasury after the Record Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which has been filed as an exhibit hereto and incorporated herein by this reference. A summary of the terms of the Rights is included as Exhibit B to the Rights Agreement.
Item 2. Exhibits

Number	Description

4(a)	Rights Agreement, dated as of October 13, 2008, by and between the Company and Computershare Trust Company, N.A., as rights agent

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CLEVELAND-CLIFFS INC

By:	/s/ George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary
Date: October 14, 2008

EXHIBIT INDEX

Number	Description

4(a)	Rights Agreement, dated as of October 13, 2008, by and between the Company and Computershare Trust Company, N.A., as rights agent

4